Exhibit 99.1

Simmons Names Daniel Hobbs as Chief Financial Officer

Will serve as CFO of Simmons First National Corporation and Simmons Bank

PINE BLUFF, Ark., Nov. 28, 2023 /PRNewswire/ -- Simmons First National Corporation (NASDAQ: SFNC) today announced Daniel Hobbs will join the company as executive vice president and chief financial officer (CFO), effective December 4, 2023. He will report to Simmons president Jay Brogdon and will be based in Little Rock, Arkansas. Prior to Hobbs arrival, Brogdon served as both President and CFO.

Hobbs brings extensive experience in the financial services industry, with a long, successful track record of execution and results. He most recently served as executive vice president and head of finance for a Southeastern bank with more than $150 billion in assets, leading a finance team that provided financial leadership for all aspects of the bank's lines of business – consumer, corporate and wealth – as well as support groups, strategic insights and analytics, and financial systems. He also served as a key member of the senior leadership team that developed strategies designed to drive growth, improve efficiency and navigate the current economic and operating environment.

"We are thrilled to welcome Daniel to the Simmons Bank team as our new CFO," said Brogdon. "He is a results-driven leader with superb business acumen and a passion for team building. His outstanding track record of achievement across financial functions and deep understanding of the banking industry will be invaluable to our organization as we continue to build upon our storied 120-year history."

During his 16-year tenure, Hobbs also served as CFO for the consumer bank and in a variety of other capacities with finance responsibilities for operations and technology, digital, marketing, procurement and corporate real estate. Prior to his career in the financial services industry, Hobbs served in a multitude of financial leadership positions including, director of financial planning and decision support at Saks, Incorporated.

Hobbs is a graduate of the University of Alabama at Birmingham where he earned a Bachelor of Science degree in accounting. He graduated with honors from the CBA Executive Banking School and serves as a faculty member helping top talent from banks across the country and abroad to learn banking from the CFO perspective.

Simmons First National Corporation
Simmons First National Corporation (NASDAQ: SFNC), a Mid-South based financial holding company that has paid cash dividends for 114 consecutive years. Its principal subsidiary, Simmons Bank, operates 232 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Founded in 1903, Simmons Bank oﬀers comprehensive financial solutions delivered with a client-centric approach. In 2023, Simmons Bank was recognized by Forbes as one of "America's Best Midsize Employer" and among the "World's Best Banks" for the fourth consecutive year. In 2022, Simmons Bank was named to Forbes' list of "America's Best Banks" for the second consecutive year. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on X (formerly Twitter) or by visiting our newsroom.

Investor Contact: Ed Bilek, Simmons Bank, Director of Investor and Media Relations, ed.bilek@simmonsbank.com, 205.612.3378; Media Contact: Kristie Flynn, Simmons Bank, Public Relations Manager, kristie.flynn@simmonsbank.com, 501.377.7423